Deloitte &
Touche LLP

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December 18, 1997

Lowe's Companies, Inc.
North Wilkesboro, North Carolina

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Lowe's Companies, Inc. and subsidiaries for the periods ended May 2, 1997 and April 30, 1996 as indicated in our report dated May 13, 1997; August 1, 1997 and July 31, 1996 as indicated in our report dated August 12, 1997, and October 31, 1997 and 1996 as indicated in our report dated November 11, 1997; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended May 2, 1997, August 1, 1997 and October 31, 1997 are being used in this Registration Statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration
Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.




DELOITTE & TOUCHE LLP